UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
April 28, 2014
RAYONIER INC.
COMMISSION FILE NUMBER 1-6780
Incorporated in the State of North Carolina
I.R.S. Employer Identification Number 13-2607329
1301 Riverplace Boulevard, Jacksonville, Florida 32207
(Principal Executive Office)
Telephone Number: (904) 357-9100
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

RAYONIER INC.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014, Rayonier Inc. (the “Company”) announced that H. Edwin (Ed) Kiker will become its next Senior Vice President and Chief Financial Officer, effective May 1, 2014.
Mr. Kiker, age 57, has held a series of senior roles with the Company during his twelve-year tenure, including Controller of the Company’s Real Estate business, Vice President of Internal Audit and, most recently, Vice President of Investor Relations. Prior to joining the Company, he held audit positions with Great Lakes Chemical and PricewaterhouseCoopers. Mr. Kiker holds a BBA in accounting from the University of Houston and a MBA from the University of Florida, and is a registered Certified Public Accountant.
In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Kiker will receive an annual base salary of $300,000. Mr. Kiker is eligible for an incentive target cash bonus equal to 61% of his base salary, subject to the terms and conditions of the Company’s Non-Equity Incentive Plan and the Company’s Annual Corporate Bonus Program. He is also eligible for participation in the Company’s Incentive Stock Plan, as amended, and will be granted an equity award thereunder to be determined by the Company’s Compensation and Management Development Committee. Mr. Kiker will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave. Additionally, Mr. Kiker has entered into the Company’s standard indemnification agreement for its executive officers.
There are no other arrangements or understandings pursuant to which Mr. Kiker was selected as Senior Vice President and Chief Financial Officer. There are no family relationships among any of the Company’s directors, executive officers, and Mr. Kiker. There are no related party transactions between the Company and Mr. Kiker reportable under Item 404(a) of Regulation S-K.
The Company also announced on April 28, 2014 that Hans Vanden Noort, the Company’s current Senior Vice President and Chief Financial Officer, will retire effective April 30, 2014. Mr. Vanden Noort has been Chief Financial Officer since 2007.
A copy of the press release announcing Mr. Kiker’s appointment and Mr. Vanden Noort’s retirement is attached hereto as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated April 28, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

BY:	/s/ MICHAEL R. HERMAN
Michael R. Herman
Senior Vice President and
General Counsel
April 28, 2014

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION	LOCATION
99.1	Press Release, dated April 28, 2014.	Filed herewith

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